Exhibit 99.1

Ethan Allen Announces Intent to Raise up to $250 Million of Debt Financing

DANBURY, CT (September 2, 2015) -- Ethan Allen Interiors Inc. ("Ethan Allen" or the "Company") (NYSE:ETH) today announced its intent to raise up to $250 million of long-term debt financing.

Farooq Kathwari, Chairman and CEO commented, "Since last fall, the Company has been in discussions with our bankers to enhance our capital structure. The first objective was to put in place a new $115 million revolving credit facility to replace the $50 million revolving facility that was scheduled to expire in June 2015. This objective was accomplished in October 2014. The next objective was to redeem the $129 million of outstanding senior notes due October 2015, which was completed in March 2015. We also engaged J.P. Morgan Securities LLC to explore alternatives to raise up to $250 million in long-term debt financing. The funds will be utilized for our general corporate needs and to further increase shareholder returns including a special dividend and share repurchases. The Company expects to determine and announce the specific application of the proceeds in the next several weeks.”

The Company currently anticipates that the debt financing transaction will be completed in the Company's fiscal second quarter; however, there can be no assurances that the transaction will be completed, as it is subject to market and other customary conditions.

About Ethan Allen

Ethan Allen Interiors Inc. (NYSE: ETH) is a leading interior design Company and manufacturer and retailer of quality home furnishings. The Company offers complimentary interior design service to its clients and sells a full range of furniture products and decorative accessories through ethanallen.com and a network of approximately 300 Design Centers in the United States and abroad. Ethan Allen owns and operates eight manufacturing facilities including five manufacturing plants and one sawmill in the United States plus one plant each in Mexico and Honduras. Approximately seventy percent of its products are made in its North American plants. For more information on Ethan Allen's products and services, visit ethanallen.com.

Cautionary Note Regarding Forward-Looking Statements

This press release should also be read in conjunction with the Company's Annual Report on Form 10-K for the year ended June 30, 2015 (the "2015 Form 10-K") and other reports filed with the Securities and Exchange Commission. This press release and related discussions contain forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include statements about such matters as: our capital structure; future or targeted operational and financial performance; liquidity, capital and debt levels; strategic plans; stock repurchase and dividend plans; possible financing activities; demand for their products; our position in markets we serve; regional and global economic and industry market conditions and changes therein. Such forward-looking statements reflect management's current expectations concerning future events and results of the Company, and are subject to various assumptions, risks and uncertainties including specifically, and without limitation, those set forth in Part I, Item 1A "Risk Factors" of the 2015 Form 10-K. Accordingly, actual future events or results could differ materially from those contemplated by the forward-looking statements. The Company assumes no obligation to update or provide revision to any forward-looking statement at any time for any reason.

Ethan Allen Interiors Inc.
Investor / Media Contact:
Corey Whitely
Executive Vice President, Administration
Chief Financial Officer and Treasurer
cwhitely@ethanalleninc.com